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EXHIBIT 99.2

                   ACTUAL AND FORECASTED FINANCIAL INFORMATION

CERTAIN PROJECTIONS OF OPERATIONS (THE "PROJECTIONS") ARE CONTAINED HEREIN FOR THE LIMITED PURPOSE OF ASSISTING THIRD PARTIES IN ANALYZING THE POTENTIAL RISKS AND BENEFITS OF AN INVESTMENT IN THE COMPANY BY ILLUSTRATING, UNDER A CERTAIN SET OF ASSUMPTIONS INCLUDED HEREIN, THE FORECASTED RESULTS OF ITS OPERATIONS. THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLYING WITH PUBLISHED GUIDELINES OF THE SECURITIES AND EXCHANGE COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. IN ADDITION, BECAUSE THE PROJECTIONS ARE BASED ON A NUMBER OF ASSUMPTIONS AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL, THERE CAN BE NO ASSURANCE THAT THEY WILL BE REALIZED, AND ACTUAL RESULTS MAY BE HIGHER OR LOWER THAN THOSE SHOWN. UNDER NO CIRCUMSTANCES SHOULD THE PROJECTIONS BE REGARDED AS A REPRESENTATION OR PREDICTION THAT THE COMPANY WILL ACHIEVE OR IS LIKELY TO ACHIEVE ANY PARTICULAR RESULTS. EACH PROSPECTIVE PARTY MUST MAKE HIS OR HER OWN EVALUATION OF THE MERITS AND RISKS OF A POTENTIAL INVESTMENT IN THE COMPANY.

The table below sets forth actual and projected statement of operations data for the fiscal years ending:



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EB GROUP TWO YEAR PROJECTIONS

Color Equals Questions
----------------------

ASSUMPTIONS
1. 12% growth per annum except for EB Centers
2. Comissions double in the second year
3. G&A doubles for EB Centers in second year
4. Sales Expenses do not increase in the second year
5. Costs increase at the same rate as sales (12%) in the second year

                                                         Year 1       Year 2
                                                      ------------  ------------
REVENUES

E Commerce                                            $16,500,000   $18,480,000
Business Applications                                 $ 1,800,000   $ 2,340,000
Changes & Customization                               $   144,000   $   161,280
EB Centers                                            $ 4,742,400   $17,339,600
                                                      ------------  ------------

                  TOTAL REVENUE                       $23,186,400   $38,320,880
COSTS

E Commerce                                            $ 3,750,000   $ 4,200,000
Business Applications                                 $   550,000   $   616,000
EB Centers                                            $ 3,554,000   $ 3,624,200
Comissions (recurring)                                $ 3,633,750   $ 7,267,500
                                                      ------------  ------------
                  TOTAL COSTS                         $11,487,750   $ 8,440,200
                                                      ------------  ------------

                  GROSS MARGIN                        $11,698,650   $29,880,680

G & A

Marketing                                             $   300,000   $   330,000
EB Centers (legal, franchise)                         $   424,320   $   475,500
Personnel (Including benefits and payroll taxes)      $ 1,300,000   $ 1,430,000
EB Centers                                            $   356,520   $   713,040
                                                      ------------  ------------
                  TOTAL G & A                         $ 2,380,840   $ 2,948,540
                                                      ------------  ------------

                  EBITA                               $ 9,317,810   $26,932,140

Taxes (40%)                                           $ 2,480,000   $ 5,918,872
Interest                                              $   100,000   $   250,000
                                                      ------------  ------------

NET PROFIT                                            $ 6,737,810   $20,763,268
                                                      ============  ============